BOMBAY ANNOUNCES STRONGLY IMPROVED FIRST QUARTER
                   RESULTS WITH 25% SAME STORE SALE INCREASE

FOR IMMEDIATE RELEASE - MAY 21, 2003

     FORT WORTH, TEXAS - The Bombay Company, Inc. (NYSE-BBA) reported that revenue for the quarter ended May 3, 2003 was $119.2 million compared to $90.9 million for the quarter ended May 4, 2002. Same store sales for stores in existence more than one year increased 25% for the quarter. Revenue from non-store activity was 9% of total revenue for the quarter compared to 7% for the
first quarter of the prior year.   The net loss for the quarter ended May 3,
2003 was $1.3 million or $0.04 per share for the first quarter compared to a loss of $3.4 million or $0.10 per share for the same period last year.

     The Company ended the quarter with $22.4 million of cash on hand with no debt. Inventories were up $26.9 million and in line to support the expected sales. Investments in inventory and marketing yielded a 25% same store sales increase with a 17% increase in transactions and an 11% increase in the average ticket. All regions of the United States and Canada experienced double-digit sales increases.

     The Company has focused on maintaining sales momentum and attracting new customers. This allowed the Company to leverage its occupancy costs and SG&A expense which led to significant improvements in operating margins. For the quarter, gross margins improved as a result of leverage in occupancy costs
which more than offset lower product margins.   The Company was also able to
leverage overall SG&A expenses which declined as a percentage of revenue even as investments were made in marketing.

     For the second quarter, the Company expects low double-digit same store sales growth. Total revenue is anticipated to be in the range of $120 to $125 million. The Company expects expense trends from the first quarter to continue into the second quarter with somewhat reduced product margins due to regular seasonal clearance activity. The Company plans to open and close six stores during the period. The Company currently projects a loss during the second quarter in the range of $.04 to $.06 per share compared to last year's loss of $.10 per share.

     Third quarter same store sales are projected to grow at a mid to high single-digit rate as we anniversary our strong sales of last year. Increased investments in marketing, a new Midwest distribution center, the opening of 36 Bombay stores and 23 KIDS stores while closing 13 core stores, and the roll out of the new POS will result in additional expense pressure for the quarter.

     As a result of the initiatives described above, the Company now anticipates revenues for the full year to be in the $585 to $600 million range with earnings per share to be in the range of $.31 to $.35 per share, fully diluted. The Company anticipates opening approximately 60 Bombay stores and 30 KIDS stores while closing 41 stores during the year. Initiatives are in place to improve product margins by the end of the year.

     Bombay's conference call with management will be conducted on Thursday, May 22, 2003 at 8:30 a.m. Central Time. The Company will review the first quarter and the outlook for Fiscal 2003. Interested parties should dial 415-537-1905 ten minutes prior to the start time. The call will also be broadcast live over the Internet at www.bombaycompany.com. For those who are unable to listen to the live broadcast, a telephone replay will be available for 72 hours beginning at 10:30 a.m. Central Time at 402-977-9140. The access code is 21141516. The call will also be available for replay for 45 days on the investor relations page of the Bombay website.

     The Bombay Company, Inc. designs, sources and markets a unique line of home accessories, wall d{e'}cor and furniture through over 423 retail outlets, specialty catalogs and the internet in the U.S. and internationally.

     Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: downward pressure in retail due to economic pessimism and declining consumer sentiment; competition; seasonality; success of operating initiatives; new product development and introduction schedules; uninterrupted flow of product from overseas sources; acceptance of new product offerings including children's merchandise; inherent safety of product offerings; advertising and promotional efforts; adverse publicity; expansion of the store chain; availability, locations and terms of sites for store development; ability to renew leases on an economic basis; changes in business strategy or development plans; availability and terms of borrowings or capital for operating purposes; labor and employee benefit costs; ability to obtain insurance at a reasonable cost; reliance on technology; security of the technological infrastructure; changes in government regulations; risks associated with international business; potential travel or import restrictions due to communicable diseases; terrorism; war or threat of war; regional weather conditions; hiring and retention of key management personnel and other risks and uncertainties contained in the Company's public announcements, reports to stockholders and SEC filings, including but not limited to Reports on Forms 10-K, 8-K and 10-Q. The Company undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.
                                     * * *

   THE BOMBAY COMPANY, INC. AND SUBSIDIARIES

     CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)


                                                                   THREE MONTHS ENDED

                                                                    MAY 3,    MAY 4,
                                                                     2003      2002


Net revenue                                                        $119,237   $90,855
Costs and expenses:
  Cost of sales, buying and store occupancy costs                    85,899    68,475
  Selling, general & administrative expenses                         35,584    28,154

Operating loss                                                      (2,246)   (5,774)
  Interest income, net                                                  142       101
Loss before income taxes                                            (2,104)   (5,673)
Income tax benefit                                                    (831)   (2,241)
Net loss                                                           ($1,273)  ($3,432)

 Net loss per basic & diluted share                                 ($0.04)   ($0.10)

Avg. common shares outstanding and dilutive potential common shares
                                                                     33,618    33,082

OTHER SELECTED FINANCIAL AND OPERATING DATA
Capital expenditures, net                                            $1,838    $2,026
Depreciation and amortization                                        $4,064    $3,623

Retail square footage (000's)                                         1,596     1,527

Stores opened                                                             5         6
Stores converted                                                          1         1
Stores closed                                                             3         1

Store composition:
Large format                                                            338       328
Regular stores                                                           34        57
Outlets                                                                  46        38
KIDS                                                                      6         1
Total                                                                   424       424



              THE BOMBAY COMPANY, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS
                       (Dollars in thousands)

                                               MAY 3,      MAY 4,
                                                2003        2002
ASSETS

Current assets:
   Cash and short-term investments            $22,417     $ 22,695
   Inventories                                129,682       92,747
   OTHER CURRENT ASSETS                        22,892       19,729

TOTAL CURRENT ASSETS                          174,991      135,171

Property and equipment, net                    43,622       47,763
GOODWILL, NET                                     423          423
Other assets                                    9,961       12,103

TOTAL ASSETS                                 $228,997     $195,460

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable to banks                       $    0       $    0
  Accounts payable and accrued expenses        42,284       23,935
  Accrued payroll and bonuses                   4,643        3,681
  Gift certificates redeemable                  5,663        5,502

   Total current liabilities                   52,590       33,118

Accrued rent and other liabilities              6,176        6,536

Stockholders' equity:
   Preferred stock                                  0            0
   Common stock                                38,150       38,150
   Additional paid-in capital                  75,375       75,260
   Retained earnings                           75,088       65,712
   Accumulated other comprehensive income       (662)      (1,637)
   Treasury stock                            (17,535)     (20,494)
   Stock purchase loans                             0        (962)
   Deferred compensation                        (185)        (223)

   Total stockholders' equity                 170,231      155,806

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY
                                             $228,997     $195,460